EXHIBIT (c)(viii)

Queensland Treasury Corporation Annual Report for the Year Ended June 30, 2015.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any further global financial crisis, any subsequent economic downturn, the ongoing economic, banking and sovereign debt crisis in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

AUDAX AT FIDELIS
QUEENSLAND
TREASURY
CORPORATION
ANNUAL
REPORT
2014–15

CONTENTS

Letter of Compliance	1

Queensland Treasury Corporation	2

Chairman’s and Chief Executive’s report	4

Creating value for the State and clients	6

Achieving sustainable access to funding	10

Striving for organisational excellence	12

Ensuring corporate governance	14

Financial Statements	19

Appendices	49

Front cover and spread image:

Story Bridge, Brisbane, Queensland

Officially opened on 6 July 1940, Brisbane’s iconic bridge turned 75 in 2015.

Originally designed as a way to help ease Brisbane’s increasing congestion issues, it became an example of a major Queensland infrastructure project that was undertaken with a longer-term vision in mind.

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22 September 2015

The Honourable Curtis Pitt MP

Treasurer, Minister for Employment and Industrial Relations, and Minister for Aboriginal and Torres Strait Islander Partnerships

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to present the Annual Report 2014–15 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

•	the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, and

•	the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 56 of this annual report or accessed at www.qtc.com.au.

Sincerely

Gerard Bradley
Chairman

LEVEL 6, 123 ALBERT STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600  •  F: 07 3221 4122  •  QTC.COM.AU

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VISION	MISSION

Securing Queensland’s financial success	To deliver optimal financial outcomes through sound funding and financial risk management

VALUES

Client focus: We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit: We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence: We aim for excellence using flexible and agile processes to continuously improve.

Respect: We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity: We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

WHAT IS QTC?

Queensland Treasury Corporation has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and Queensland Parliament.

2015-19 STRATEGIC PLAN

STRATEGIC GOALS	PERFORMANCE INDICATORS

1 State and client value	Value added

2 Sustainable funding	Investor/market support

3 Organisational excellence	Client satisfaction

Employee engagement

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QUEENSLAND TREASURY CORPORATION

role and responsibilities

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

DEBT FUNDING AND MANAGEMENT

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

CASH MANAGEMENT FACILITIES

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed short-term fund.

FINANCIAL RISK MANAGEMENT ADVISORY SERVICES
QTC offers a range of financial risk management advisory services to clients, including:
•	support to ensure financial risks are identified and effectively managed
•	advice on financial and commercial considerations
•	expertise in financial transactions and structures
•	project management support to deliver key fiscal outcomes, and
•	collaboration with the financial markets and private sector institutions.
SPECIALIST PUBLIC FINANCE EDUCATION

QTC offers a range of education and training courses that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.

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REPORT

Chairman and

Chief Executive

GERARD BRADLEY CHAIRMAN	PHILIP NOBLE CHIEF EXECUTIVE	In 2014-15, Queensland Treasury Corporation successfully funded the State’s $7 billion term debt borrowing program, provided significant whole-of-State and client benefits, and achieved an operating profit from its capital markets operations of $41.3 million.

2014-15 FUNDING REQUIREMENTS ACHIEVED

With strong investor demand for primary issuance, and despite some increasing volatility within the global financial markets, QTC successfully completed its $7 billion term debt borrowing program for 2014–15 in March—and by year end had raised an additional $2 billion towards the 2015–16 funding requirement. This proactive management of QTC’s borrowing program will underwrite the success of its funding activities for the coming year.

Issuance by quarter over the year included:

•	In the September quarter, the launch of QTC’s $600 million November 2018 Floating Rate Note via syndication, issue of $1 billion of July 2023 benchmark bonds via syndicated tap, and issue of $300 million of July 2024 benchmark bonds via tender.

•	In the December quarter, the issue of $1.3 billion of July 2024 benchmark bonds via syndicated tap.

•	In the March quarter, the issue of $1.25 billion of November 2018 Floating Rate Notes, and $1.4 billion of July 2025 benchmark bonds via syndicated tap.

•	In the June quarter, the issue of $750 million of July 2023 benchmark bonds, and $1 billion of July 2024 benchmark bonds via syndicated tap.

On 14 July 2015, the Queensland Government announced its 2015–16 State Budget, which was followed by QTC’s announcement of its 2015–16 borrowing program with a requirement for $6.5 billion in term debt (around $4 billion less than previously forecast).

QTC’s AUD benchmark bonds will remain its principal source of funding to meet the State’s borrowing requirements. While funding activity is subject to client requirements and market conditions, QTC will target term debt issuance to smooth its maturity profile and potentially launch new term debt maturities. Issuance in its benchmark curve will be complemented by floating rate notes and other instruments, and a minimum of approximately $5 billion in short-term debt outstandings will be maintained.

QTC’s long-standing and highly-respected global reputation with investors and market intermediaries is essential to its ongoing ability to fund the State. In 2015–16, as in previous years, QTC’s interactions within the global debt capital markets will be exemplified by its commitment to open and transparent communication.

CREDIT RATINGS AFFIRMED

Queensland’s and QTC’s credit ratings were reaffirmed by both Standard & Poor’s and Moody’s Investors Service during the year.

On 10 October 2014, Standard & Poor’s affirmed Queensland’s and QTC’s credit rating at AA+/A-1+ with the outlook remaining stable, citing Australia’s strong institutional framework, Queensland’s strengthening economy, positive financial management and strong liquidity position.

On 3 December 2014, Moody’s Investors Service released its credit opinion for Queensland and QTC, with no change to the current Aa1/P1 credit rating and the negative outlook.

WHOLE-OF-STATE CONTRIBUTION PRIORITISED

QTC has a statutory responsibility to advance the financial position of the State, which it does through the management and minimisation of financial risk in the public sector and provision of value-adding financial solutions to its public sector clients. With its whole-of-State focus, and unique position as the Government’s independent financial advisor, QTC has a strong understanding of the financial opportunities and risks facing the State’s public sector entities.

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In the year under review, QTC demonstrated its agility and breadth of capabilities as it responded to the priorities and requirements of the former and current governments, as well as the broader economic landscape, and strengthened its long-term business relationships and networks across all levels of government. These strong relationships continue to enhance QTC’s ability to provide valuable insights into the trends, issues and opportunities facing the State, and advice that helps deliver the Government’s key priorities.

SIGNIFICANT CLIENT ASSIGNMENTS INCREASED

QTC has worked closely with its clients to optimise their financial outcomes.

The number and scope of client advisory assignments has continued to increase, with the completion of 130 significant assignments and another 50 underway at year’s end. Assignments ranged from financial modelling to support decision-making, through to credit assessments and advice on procurement options. Highlights for the year included the provision of strategic advice to a number of clients on major debt and refinancing issues, each of which resulted in positive outcomes for the client and the State, and the development of a suite of financial tools and frameworks that support clients’ growing needs in project decision making, and financial forecasting and assessment.

OPERATING RESULTS

For the 2014–15 year, QTC recorded an operating profit after tax from its capital markets operations of $41.3 million (2013–14: $119.2 million), mainly attributable to earnings on capital, plus fair value accounting gains associated with the management of QTC’s funding task and balance sheet.

QTC borrows in advance of requirements to ensure public sector entities have ready access to funding when required, to reduce the risk associated with refinancing maturing loans, and for liquidity management purposes. As a consequence of market changes, realised and unrealised accounting gains or losses may be recorded during the year which, depending on whether these transactions are held to maturity, may be reversed in subsequent accounting periods.

Separate from QTC’s capital markets operations, QTC’s long-term assets, which comprises the investments set aside to fund the State’s defined benefit superannuation and other long-term employee liabilities, recorded a profit of $151.3 million (2013–14: $3.1 billion). Managed by QIC, these assets were transferred to QTC by the Queensland Government under an administrative arrangement in 2008; in return, QTC issued fixed-rate notes to the State that provide a fixed rate of return. While QTC bears the fluctuations in the value and returns on the asset portfolio, there is no cash flow effect for QTC. Any losses incurred by this segment have no impact on QTC’s capital markets activities or its ability to meet its obligations.

OPERATIONAL ENHANCEMENTS ON TRACK

To ensure its capacity to meet the Government’s emerging financial needs, QTC has successfully continued its program of work to implement new technologies to enhance its financial and risk management systems and processes. This program of work is on track to deliver organisational efficiencies that will streamline processes and free-up expert resources for the front-line delivery of services.

EMPLOYEE ENGAGEMENT INCREASED

Solid results have been achieved through QTC’s well-rounded program of work to engage employees in its high performance culture. With the implementation of key initiatives to enhance leadership, learning and development, succession planning, recognition, remuneration, diversity and health and wellbeing, the significant improvement in QTC’s employee engagement survey results was particularly pleasing. In 2014–15, employee engagement increased by nine percentage points to 71 per cent, placing QTC within Aon Hewitt’s ‘Best Employer’ range and in the top quartile of surveyed financial institutions in Australia and New Zealand.

BOARD AND MANAGEMENT STRENGTHENED

Over the last year, two highly experienced directors have joined the QTC Board, bringing their considerable expertise and insight to benefit the organisation and the State; Jim Stening was appointed on 13 November 2014, and Karen Smith-Pomeroy was appointed on 9 July 2015.

Executive management has also been bolstered, with Richard Jackson moving into an executive-level role responsible for market relations, and Grant Bush accepting QTC’s offer to lead its Funding and Markets Division (see below).

LOOKING AHEAD

With a clear focus on its three key goals —to deliver value to the State and its clients; to ensure access to sustainable funding; and to achieve organisational excellence—and its highly talented leaders and staff, QTC is well-positioned to provide tangible financial value to the State in 2015-16, and the years to come.

G P BRADLEY
Chairman

P C NOBLE
Chief Executive

GRANT BUSH EXECUTIVE GENERAL MANAGER, FUNDING AND MARKETS

After a global selection process, Grant Bush was appointed QTC’s Executive General Manager, Funding and Markets, effective 17 August 2015.

Grant has extensive experience in the fixed income markets having spent 23 years in the investment banking industry across a range of markets and disciplines. He spent the last 16 years at Deutsche Bank, most recently as their Managing Director, Co-Head of Corporate Coverage & Head of Capital Markets and Treasury Solutions. Grant has also worked with BZW (former investment banking arm of Barclays Bank PLC), and ABN AMRO.

He joins QTC with proven senior management experience in broad organisational decision making, and funding and markets strategy.

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CREATING

value for the State and clients

In 2014–15, QTC achieved significant financial outcomes for the State and its public sector entities through the delivery of its debt funding and management, cash management, financial risk management advisory, and specialist public finance education services.

These outcomes ranged from identifying optimal funding and refinancing solutions from a cost and debt management perspective, through to support in identifying and managing financial risks in major projects.

QTC’s enhanced service delivery model, which facilitates client access to the full range of skills and expertise that its highly skilled people offer, has been integral to the achievement of these outcomes.

INCREASED SCOPE IN ADVISORY ASSIGNMENTS

In 2014–15, QTC completed a broad range of financial advisory assignments that assisted its clients and the State to address financial risk management issues and deliver meaningful whole-of-State outcomes that contributed to the achievement of the Government’s fiscal priorities and objectives.

By year end, QTC had completed 130 major advisory assignments, and had another 50 underway, to assist its clients and the State to maximise the financial value, mitigate the financial risk, and minimise the financial costs in their projects. As client demand for its advisory services continued, QTC delivered services to address emerging challenges and opportunities, and assignments that ranged from financial modelling for decision making, through to credit assessments, procurement advice, business case development and project evaluation.

REFINANCING ADVICE PRIORITISED

In the year under review, QTC completed a number of major assignments to address clients’ debt and refinancing issues, providing advice and developing and implementing strategies that resulted in positive financial outcomes and the mitigation of associated risk implications. For example, QTC partnered with two of its largest energy clients —Ergon and Energex—to develop and implement a new approach and strategies to refinance their $13 billion of debt, in line with regulatory requirements of the Australian Energy Market Commission. This new approach significantly decreased the current and future refinancing and regulatory mismatch risk for these clients and the State.

NEW SUITE OF FINANCIAL MANAGEMENT TOOLS DELIVERED

The reach and accessibility of QTC’s financial risk management and advisory expertise was enhanced, through the development of a suite of new financial management tools for clients to use that further extended the application of some of QTC’s well-established financial frameworks and models. This included financial forecasting tools, standardised credit frameworks and project decision-making frameworks for clients from all areas of government. These best-practice financial models and tools are integral to the delivery of QTC’s advisory services across the State, providing additional support to clients in their financial and commercial decision-making.

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BETTER OUTCOMES FOR QUEENSLANDERS DELIVERED

As QTC delivers its range of financial risk management advisory services across the full spectrum of the Queensland public sector, a number of its assignments in the past year have been completed for clients that have a significant role in providing better outcomes for Queenslanders.

For example, QTC continued its partnership with the Department of Housing and Public Works on its community housing reform program, including the financial and commercial assessments for the first two major social housing outsourcing projects, the Logan Renewal Initiative and the Gold Coast Management Transfer Initiative.

This work was complemented by subsequent assignments for contract management education, and the financial assessment of providers and training programs for the national regulation body.

INFRASTRUCTURE PROJECT EVALUATION AND PROCUREMENT SUPPORTED

QTC maintained its commitment to the Government’s Projects Queensland office, with employees leading and participating in the evaluation and procurement of some of the State’s most important infrastructure and service delivery initiatives to achieve value-for-money outcomes, deliver projects within tight time frames, and enable an appropriate transfer of risk to the private sector.

Community housing complex, Margate. Image courtesy of the Department of Housing and Public Works

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DEBT MANAGEMENT

In 2014–15, QTC continued to provide clients with a lower cost of funds—through low-interest loans combined with a high level of interest rate risk protection. With responsibility for all of the State’s debt raising, QTC continues to capture significant economies of scale and scope in the issuance, management and administration of debt. Despite ongoing market volatility, QTC’s capital markets expertise ensures clients have access to borrowing products at comparatively low interest rates.

CASH MANAGEMENT

QTC offers cash management products that enable its clients to maximise the value of their surplus funds. In 2014–15, QTC’s Capital Guaranteed Cash Fund provided strong returns and outperformed its benchmark, the Bloomberg AusBond Bank Bill Index, by 0.80 percentage points.

CLIENT FEEDBACK

As part of its commitment to ensuring it has strong and professional client relationships that deliver simple and well-designed solutions and achieve quality outcomes for Queensland, QTC constantly seeks client feedback to improve its services.

In 2014–15, QTC’s post-advisory survey results remained high, achieving a satisfaction score of 8.6 out of a possible 10. Similarly, in its annual client survey, QTC’s established goodwill with clients continued, as 74 per cent of clients who were asked to provide feedback completed the survey, providing results that indicated their sentiment score towards QTC remained strong and steady at 8.4 out of a possible 10. In addition, QTC’s client value score increased from 7.3 to 7.9 out of a possible 10.

SPECIALIST PUBLIC SECTOR FINANCE EDUCATION

QTC has prioritised the delivery of its public sector finance education this year, increasing the range and frequency of courses to provide additional, cost-effective opportunities for clients to improve their financial, risk and decision-making skills. Facilitated by QTC’s team of highly-skilled finance education experts, these courses foster an environment of continuous improvement and provide practical skills, tools and techniques to support public sector service delivery and the Government’s achievement of its fiscal objectives.

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ACHIEVING

sustainable access to funding

In the year under review, QTC raised $7 billion of term debt to meet the State’s funding requirements. Proactive management of its funding strategy helped minimise spread volatility and smoothed QTC’s maturity profile in a time of relative market uncertainty.

MEETING THE STATE’S FUNDING REQUIREMENTS

In 2014–15, through its high-quality execution of term debt issuance, QTC affirmed its reputation as a premium issuer with investors and the Fixed Income Distribution Group, particularly given its capacity to successfully launch and close large deals at attractive pricing levels. QTC’s activities to complete the annual borrowing program and support its bonds in the market included:

•	the issuance of $2.8 billion of floating rate notes at yields below its equivalent fixed-rate curve, as well as creating a smoother maturity profile—this issuance was targeted at maturity dates that avoided large refinancing periods

•	the issuance of $5.5 billion of syndicated fixed rate funding on average at QTC’s fair value curve, and

•	the utilisation of QTC’s balance sheet to enhance liquidity in QTC bonds (turnover in QTC bonds held on balance sheet of $2.6 billion in 2014–15).

QTC continues to provide the market with diverse, liquid lines that have been issued using the strength of its AA+ credit rating.

Working closely with Ergon and Energex, QTC developed and implemented strategies to refinance their (combined) $13 billion of debt, in line with the Australian Energy Market Commission’s regulatory requirements

Image courtesy of Ergon Energy

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FUNDING PERFORMANCE

QTC’s proactive management of the borrowing program, its client funding and balance sheet activities helped contain QTC’s spreads, and was supported by market confidence in QTC’s ability to manage its future funding programs, evident through strong investor demand for each of its public issuances.

In 2014–15, QTC capitalised on historically low interest rates by materially lengthening the duration of the Government Debt Pool in an efficient and prompt manner, thereby providing the State with significant stability of interest cost and protection against rising interest rates for the foreseeable future.

Funding, debt management, refinancing, client transaction and rebalancing activities for the State provided estimated savings of $66 million during 2014–15.
In 2014–15, QTC’s Fixed Income Distribution Group of 14 banks, traded $154 billion of QTC’s bonds in the secondary market—demonstrating the strength of QTC’s strong, liquid benchmark bond program.

2015–16 TERM DEBT INDICATIVE BORROWING PROGRAM
REQUIREMENTS	2015–16 BUDGET AUD M2
New money
State (includes general government and government-owned corporations)	(1,700)
Local Government and other clients[3]	700
Total new money	(1,000)
Net term debt refinancing	7,500
Total term debt requirement	6,500

FUNDING FACILITIES

As at 30 June 2015
FACILITY		SIZE ($M)	MATURITIES	CURRENCIES	ON ISSUE (AUD M)
	Domestic T-Note	Unlimited	7–365 days	AUD	4 900
Short-term	Euro CP	USD10,000	1–364 days	Multi-currency	115
	US CP	USD10,000	1–270 days	USD	163
	AUD Bond	Unlimited	11 benchmark lines: 2015-2025	AUD	69 713
			4 AGG[4] lines: 2015-2021	AUD	7 281
			Preferred line: 2033	AUD	905
Long-term			Capital Indexed Bond: 2030	AUD	847
			Floating rate notes: 2016-2018	AUD	7 055
	Global AUD Bond	AUD20,000	2 AGG[4] lines 2015-2017	AUD	487
	Multi-currency Euro MTN	USD10,000	Various	Multi-currency	1 089
	Multi-currency US MTN	USD10,000	Various	Multi-currency	—

1 Actual dealer entities may vary depending on the facility and location of the dealer. See Appendix E for contact details.

2 Numbers are rounded to the nearest $100 million. 3 Other clients include: universities, grammar schools, retail water entities and water boards.

Note: Funding activity may vary depending upon actual client requirements, the State’s fiscal position and financial market conditions. 4 AGG – Australian Government Guaranteed

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STRIVING FOR

organisational excellence

QTC is committed to maintaining high organisational standards to provide an environment where corporate goals can be achieved and organisational risks are actively monitored and addressed.

CORPORATE RISK MANAGEMENT AND EFFICIENCY

QTC manages its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well-understood approach for evaluating and reporting risks. QTC’s Chief Risk Officer is responsible for embedding QTC’s risk management policy and program.

On 1 July 2014, EY (Ernst & Young) was appointed as QTC’s internal auditor. Internal audit results for the year were very positive; out of 14 audits completed, two audits were rated 5 out of 5, ten were rated 4 out of 5, and two rated 3 out of 5.

QTC has successfully implemented a framework that identifies key internal controls; control owners provide periodic assurance that the control is effective. In the year under review, all control assurances were positive. In addition, QTC’s internal auditors assessed that each control is operating effectively.

Throughout 2014–15, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within Board-approved risk parameters. It also managed its financial markets risks in line with industry best practice and Basel Committee recommendations. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with its internal and external policies.

OPERATIONAL EXCELLENCE

In 2014–15, initiatives to improve the efficiency and effectiveness of operations remained a major priority for the organisation, with the implementation of the organisation’s longer-term strategy to ensure sustainability in its products, processes and systems.

The first systems within this program of work were successfully implemented during the year, and included straight-through processing to fully automate market transactions and optimise efficiencies, systems for enterprise content and print management, and improved secure remote-access functionality.

Through the provision of funding for clients, QTC efficiently and accurately completed more than 78,000 transactions, with a combined turnover of $1 trillion, and an error rate of only 0.036 per cent.

HIGH PERFORMANCE WORKFORCE

QTC competes with the global financial industry to attract and retain its high calibre of employees. Pursuant to the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s Board regularly reviews the performance-based remuneration system, which comprises fixed and variable remuneration and is benchmarked against the market median of remuneration data from similar-sized organisations in the Financial Institutions Remuneration Group (FIRG provides salary survey data for the Australian finance industry). QTC’s variable remuneration framework provides an opportunity for an annual short-term incentive for eligible employees, aligned to financial-year performance, and designed to ensure market competitiveness and reward outstanding organisational, group and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

Activities to enhance the capability and engagement of QTC’s workforce and further embed high-performance into the organisation’s culture were prioritised, with the implementation of a number of new initiatives, as well as the continuation of the targeted leadership, culture and workplace programs.

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New initiatives included the ‘onboarding’ program and new talent development programs, providing internship, work experience and six-week summer placement opportunities, as well as QTC’s formal learning programs.

Leadership development continues to be an area of organisational priority; in the year under review, QTC delivered five development programs, with a total of 126 participants across all programs.

With the implementation of its Diversity and Inclusion Strategy, the benefits of a culture that welcomes diversity and inclusion were embraced in the QTC workplace, helping to enrich employees’ perspective and experience, improve performance, manage risk, improve decision-making and, ultimately, achieve the organisation’s objectives. Under the strategy’s three priority streams of culture, disability and gender, ten new initiatives were implemented, including:

•	activities to celebrate the 26 nationalities represented in QTC’s workforce

•	two new partnerships with external organisations to provide employment opportunities for people with a disability, and

•	an increase in the number of women appointed to senior leadership roles (now 38 percent, up from 20 per cent in 2013–14) and general manager roles (now 50 per cent).

Employee engagement again improved, increasing to 71 per cent, a nine percentage point improvement on the 2014 survey score (62 per cent) and a 33 percentage point improvement since the first engagement survey in 2011. Conducted by Aon Hewitt, this result places QTC within their ‘Best Employer’ range, and in the top quartile of the Australian and New Zealand Financial Services group (well above its norm of 55 per cent).

QTC continued its practice of regularly reviewing and updating its policies and procedures to comply with changes in the legislative and regulatory environment and to ensure employees have access to avenues through which to raise concerns, including an internal grievance process.

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ENSURING

corporate governance

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation and ensure that organisational goals are met and risks are monitored and appropriately addressed. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC AND ITS BOARDS

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC has delegated its powers to its two boards:

•	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

•	the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC’S CAPITAL MARKETS BOARD

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by QTC (as the corporation sole).

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance is appropriate for an organisation of its type.

The Board typically holds monthly meetings (except in January) and may, whenever necessary, hold additional meetings.

BOARD APPOINTMENTS

The Board comprises directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is entirely constituted of non-executive directors (see page 16-17 for director’s profiles).

CONFLICT OF INTEREST

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

PERFORMANCE AND REMUNERATION

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor in Council (details are disclosed in QTC’s financial statements).

BOARD COMMITTEES

The Board has established three committees, each with its own terms of reference, to assist it in overseeing and governing various QTC activities.

Accounts and Audit Committee

The Accounts and Audit Committee has responsibility for the:

•	adequacy and effectiveness of internal controls, including for the prevention of fraud

•	integrity of financial statements

•	adequacy and effectiveness of compliance monitoring, and

•	audit effectiveness.

The Accounts and Audit Committee must have at least three members and meet at least four times a year.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	15

During the year the Accounts and Audit Committee recommended the adoption of the half year and annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s Client Service Plan and QTC’s Internal Audit Plan.

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, QTC’s Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee has responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

The Human Resources Committee must have at least three members and meet at least four times a year. The Human Resources Committee has observed its terms of reference.

Funding and Markets Committee

The core responsibilities of the Funding and Markets Committee is to assist the Board by making recommendations about the policy to enhance the performance and management of risk in the areas of funding accessibility (including liquidity), and pool performance and to support QTC’s risk appetite with a focus on effectiveness and performance.

The Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed its terms of reference.

	Board	Accounts & Audit Committee	Funding & Markets Committee	Human Resources Committee
Meetings held	10	5	4	4
Gerard Bradley	10	2	4	4
Warwick Agnew	6	4	—	2
Alex Beavers*	3	—	1	—
Stephen Bizzell	10	5	4	—
Gillian Brown**	2	—	1	—
Tonianne Dwyer	10	—	1	3
Bill Shields	9	5	—	—
Jim Stening	7	—	2	—

*	Alex Beavers resigned from the QTC Board on 13 November 2014.
**	Gillian Brown resigned from the QTC Board on 20 August 2014.

16	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

QTC’S CAPITAL MARKETS BOARD

Board members are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988 on the recommendation of the Treasurer and in consultation with the Under Treasurer. Members are chosen on their ability and commitment to contribute to QTC’s performance and achievement of its stated objectives.

GERARD BRADLEY

BCom, DipAdvAcc , FCA, FCPA, FAICD, FAIM

Chair

Appointed 10 May 2012

with tenure to 30 June 2016

Board Committees

•      Member, Human Resources Committee

•      Member, Funding and Markets Committee

Prior to his appointment as the Chair of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, and a Director of Echo Entertainment Group Ltd.

WARWICK AGNEW BEcon, MSocSc (Econ), MAppFin Appointed 13 November 2014 with tenure to 30 June 2017 Board Committees • Member, Accounts and Audit Committee • Member, Human Resources Committee

Warwick Agnew is Queensland Treasury’s Deputy Under Treasurer, Advisory, Commercial Group, having previously held the role as the department’s Chief Operating Officer since June 2014.

Throughout his 20 year career, Mr Agnew has held senior leadership positions across both public and private sector organisations including roles with Queensland Treasury and Trade, Queensland Treasury Corporation, Macquarie Capital and Transfield Services.

Mr Agnew’s extensive experience has seen him undertake senior roles involving social and economic infrastructure projects, corporate finance advisory services, and operations and maintenance services at a national level.

STEPHEN BIZZELL BCom, MAICD Appointed 14 February 2013 with tenure to 30 June 2017 Board Committees • Chair, Accounts and Audit Committee

Stephen Bizzell is an experienced company director with skills in accounting, finance, risk management and commercial management. Mr Bizzell has more than 20 years’ corporate, finance and public company management experience in the resources, energy and financial services sectors with public companies in Australia and Canada. He was a co-founder and, for 12 years, executive director of coal seam gas company Arrow Energy Ltd and is Chairman of boutique corporate advisory and funds management group Bizzell Capital Partners Pty Ltd.

Mr Bizzell currently holds company directorships on a number of ASX listed boards including Armour Energy Ltd, Dart Energy Ltd, Diversa Limited, Hot Rock Ltd, Laneway Resources Ltd, Renaissance Uranium Ltd, Stanmore Coal Ltd, and Titan Energy Services Ltd.

TONIANNE DWYER BJuris (Hons), LLB (Hons), GAICD Appointed 14 February 2013 with tenure to 30 June 2017 Board Committees • Chair, Human Resources Committee

Tonianne Dwyer is a lawyer by profession with a career of more than 25 years in international investment and finance in both executive management and board positions. She has held senior roles with Harnbros Bank Limited, Societe Generale and Quintain Estates & Development PLC.

Ms Dwyer’s executive experience covers a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media, including a role with the finance division of the UK Department of Health. Her operational experience includes UK, Europe and Wall Street.

Ms Dwyer currently holds directorships on Metcash, DEXUS Property Group, DEXUS Wholesale Property Fund and Cardno Limited. She is also a Senator at the University of Queensland.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	17

BILL SHIELDS BEcon (Hons), MEc, MAICD Appointed 1 July 2004 with tenure to 9 July 2017 Board Committees • Member, Funding and Markets Committee

Bill Shields has extensive experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, exchange rate arrangements and international financial developments, as well as oversight of energy markets in Australia, New Zealand and Singapore.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited, and has also held positions with the Reserve Bank of Australia, the International Monetary Fund, and the Australian Treasury. He was a Visiting Professor at the Macquarie Graduate School of Management and taught at the Australian Catholic University in Brisbane.

He is a director of the Sydney Anglican Schools Corporation and is Chair of its Education and Strategic Development Committee.

KAREN SMITH-POMEROY

AssocDip (Accounting), MAICD, FIPA, FFIN

Appointed 9 July 2015

with tenure to 9 July 2019

Board Committees

•      Member, Accounts and Audit Committee

•      Member, Funding and Markets Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

She has held senior executive roles with Suncorp Group Limited (1997-2014), including Executive Director, Suncorp Group subsidiary entities (2009-2014). She has also held positions on a number of Boards and committees including Qld Department of Local Government, Community Recovery and Resilience, CS Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is a Non-Executive Director and Risk Committee Chair of National Affordable Housing Consortium; Audit and Risk Management Committee member of the Department of Infrastructure, Local Government and Planning; and Queensland Advisory Board member of Australian Super.

JIM STENING DipFinServ, FAICD Appointed 13 November 2014 with tenure to 30 June 2017 Board Committees • Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander in addition to his role as founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed income firm.

Mr Stening is a Non-Executive Director of FIIG Securities Limited (and related companies) and OZFish Unlimited Limited.

18	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

LONG TERM ASSET ADVISORY BOARD

The Long Term Asset Advisory Board (LTAAB) was established in July 2008, following the transfer of certain superannuation and other long-term assets from Treasury to QTC (primarily for reasons relating to market volatility).

The LTAAB has power delegated from QTC to:

•	manage the sufficiency of the funding of the long-term assets

•	set investment objectives and strategies for the long-term assets

•	set the appropriate investment structure for the long-term assets, and

•	monitor investment performance of the long-term assets.

The LTAAB holds meetings at least four times per year and held five in the year under review.

The LTAAB members are appointed by the Governor in Council, pursuant to section 10(2) of the QTC Act.

The members of LTAAB are:

Name	Position
Under Treasurer	Chairperson
Chief Executive, QSuper	Member
Chief Executive, QTC	Member
State Actuary	Member
Assistant Under Treasurer	Member
Assistant Under Treasurer	Member
Deputy Under Treasurer	Member

The LTAAB has observed its terms of reference.

AUDITORS

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an independent internal audit function that was outsourced to Ernst and Young (EY) for the 2014–15 financial year. Internal audit reports to the Accounts and Audit Committee. Internal audit is conducted under an Internal Audit Charter that is consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

•	developing an annual audit plan, based on the assessment of financial and business risks (based on QTC’s approved significant risks and internal workshops) aligned with QTC’s strategic goals and objectives, and approved by the Accounts and Audit Committee

•	providing regular audit reports and periodic program management reports to the management team and the Accounts and Audit Committee, and

•	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Treasury’s Audit Committee guidelines, in establishing and supervising its outsourced internal audit function and, together with the Accounts and Audit Committee, in overseeing and monitoring the internal audit function.

MANAGEMENT TEAM

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Management Team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all Executive Management Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Management Team 2015–16

Philip Noble	Chief Executive
Steven Tagg	Chief Operating Officer
Executive General Manager, Corporate Services
Sandie Angus	Executive General Manager, Business Services
Grant Bush	Executive General Manager, Funding and Markets
John Frazer	Executive General Manager, Risk Analysis
Rupert Haywood	Executive General Manager, Client Services

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	19

Financial Statements

For the year ended 30 June 2015

Statement of comprehensive income	20

Balance sheet	21

Statement of changes in equity	22

Statement of cash flows	23

Notes to the Financial Statements	24

– Capital Markets Operations	27

– Long Term Assets	40

– Other Information	42

Certificate of the Queensland Treasury Corporation	45

Independent Auditor’s report	46

Management report	48

20	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Statement of comprehensive income

For the year ended 30 June 2015

	NOTE	2015 $000	2014 $000

CAPITAL MARKETS OPERATIONS

Net interest income
Interest income	3	5 633 402	6 914 445
Interest expense	3	(5 593 409)	(6 814 855)
		39 993	99 590

Other income
Fees		69 774	67 164
Lease income		49 586	49 983
Amortisation of cross border lease deferred income		4 324	14 322
Gain on sale of property, plant and equipment		12	1 159
		123 696	132 628

Expenses
Administration expenses	4	(67 333)	(64 095)
Depreciation on leased assets		(32 731)	(33 292)
Impairment on property, plant and equipment	13	(12 533)	—
Other		(27)	(1 146)
		(112 624)	(98 533)
Profit from capital markets operations before income tax		51 065	133 685
Income tax expense	5	(9 785)	(14 465)
Profit from capital markets operations after income tax		41 280	119 220

LONG TERM ASSETS

Net return from investments in long term assets
Net change in fair value of unit trusts		2 484 580	5 386 325
Interest on fixed rate notes		(2 234 064)	(2 166 897)
Management fees		(99 238)	(91 471)
Profit from Long Term Assets		151 278	3 127 957

Total net profit for the year after tax		192 558	3 247 177

Total comprehensive income attributable to the owner		192 558	3 247 177

Total comprehensive income derived from:
Capital Markets Operations		41 280	119 220
Long Term Assets		151 278	3 127 957

Total comprehensive income		192 558	3 247 177

The notes on pages 24 to 44 are an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the Long Term Assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long term assets (refer note 1).

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	21

Balance sheet

As at 30 June 2015

	NOTE	2015 $000	2014 $000

ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	6	2 116 642	2 674 962
Receivables		4 207	4 384
Financial assets at fair value through profit or loss	7	18 368 652	12 024 485
Derivative financial assets	8	309 914	252 543
Onlendings	9	89 418 719	85 609 405
Property, plant and equipment	13	180 806	227 558
Intangible assets		2 752	2 274
Deferred tax asset		3 029	3 134
		110 404 721	100 798 745

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	15	34 655 724	33 431 249
		34 655 724	33 431 249

Total Assets		145 060 445	134 229 994

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables		67 094	148 167
Derivative financial liabilities	8	428 093	344 827
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	10	101 431 958	94 026 880
- Deposits	10	7 724 892	5 477 942
Other liabilities		42 151	90 676
		109 694 188	100 088 492

LIABILITIES – LONG TERM ASSETS
Financial liabilities at amortised cost		33 056 371	31 983 174
		33 056 371	31 983 174

Total Liabilities		142 750 559	132 071 666

NET ASSETS		2 309 886	2 158 328

EQUITY – CAPITAL MARKETS OPERATIONS
Retained surplus		710 533	710 253
		710 533	710 253

EQUITY – LONG TERM ASSETS
Retained surplus		1 599 353	1 448 075
		1 599 353	1 448 075

Total Equity		2 309 886	2 158 328

The notes on pages 24 to 44 are an integral part of these financial statements.

22	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Statement of changes in equity

For the year ended 30 June 2015

	NOTE	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
		RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2013		711 033	(1 679 882)	(968 849)
Profit for the year		119 220	3 127 957	3 247 177
Transactions with owners in their capacity as owners:
Dividends provided for or paid	23	(120 000)	—	(120 000)
Balance at 30 June 2014		710 253	1 448 075	2 158 328

Balance at 1 July 2014		710 253	1 448 075	2 158 328
Profit for the year		41 280	151 278	192 558
Transactions with owners in their capacity as owners:
Dividends provided for or paid	23	(41 000)	—	(41 000)
Balance at 30 June 2015		710 533	1 599 353	2 309 886

The notes on pages 24 to 44 are an integral part of these financial statements.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	23

Statement of cash flows

For the year ended 30 June 2015

	NOTE	2015 $000	2014 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings		4 200 081	4 181 238
Interest received from investments		530 259	806 737
Interest received - other		49 586	50 089
Fees received		69 495	66 934
GST paid to suppliers		(11 987)	(9 050)
GST refunds from ATO		11 996	10 048
GST paid to ATO		(5 898)	(6 355)
GST received from clients		10 345	6 357
Interest paid on interest-bearing liabilities		(4 085 107)	(4 442 515)
Interest paid on deposits		(201 372)	(172 857)
Administration expenses paid		(64 232)	(60 090)
Income tax paid		(15 467)	(15 635)
Net cash provided by operating activities	14	487 699	414 901

Cash flows from investing activities
Proceeds from sale of investments		39 170 204	36 647 908
Payments for investments		(45 424 720)	(30 471 584)
Net onlendings		(2 919 503)	(4 212 638)
Payments for property, plant and equipment		(414)	(11 245)
Payments for intangibles		(2 502)	(252)
Proceeds from sale of property, plant and equipment		11	4 595
Dividend received		—	261
Net cash (used in) / provided by investing activities		(9 176 924)	1 957 045

Cash flows from financing activities
Proceeds from interest-bearing liabilities		38 076 222	55 621 832
Repayment of interest-bearing liabilities		(32 072 581)	(56 386 648)
Net deposits		2 247 264	(649 842)
Dividends paid		(120 000)	—
Net cash provided by / (used in) financing activities		8 130 905	(1 414 658)

Net (decrease)/increase in cash and cash equivalents held		(558 320)	957 288
Cash and cash equivalents at 1 July		2 674 962	1 717 674
Cash and cash equivalents at 30 June		2 116 642	2 674 962

LONG TERM ASSETS
No external cash flow is generated from the long term assets (refer note 1).

The notes on pages 24 to 44 are an integral part of these financial statements.

24	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2015

CONTENTS
1	General information	24

2	Summary of significant accounting policies	24

Capital Markets Operations

3	Interest income and interest expense	27

4	Administration expenses	28

5	Income tax expense	28

6	Cash and cash equivalents	29

7	Financial assets at fair value through profit or loss	29

8	Derivative financial assets and derivative financial liabilities	29

9	Onlendings	30

10	Financial liabilities at fair value through profit or loss	30

11	Financial risk management	32

12	Fair value hierarchy	37

13	Property, plant and equipment	38

14	Notes to the statement of cash flows	39

Long Term Assets

15	Financial assets at fair value through profit or loss	40

16	Financial risk management	40

17	Fair value hierarchy	41

Other Information

18	Contingent liabilities	42

19	Related party transactions	42

20	Key management personnel	42

21	Auditor’s remuneration	44

22	Investments in companies	44

23	Dividends	44

24	Events subsequent to balance date	44

1	GENERAL INFORMATION

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

As the Queensland Government’s central financing authority, QTC plays a pivotal role in securing the State’s financial success. With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities. However QTC’s Capital Markets Operations can generate a profit largely reflecting the interest earned from the investment of its equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes with an interest rate of 7.1 per cent (reducing to 7.0 per cent from 1 July 2015) which is the expected long term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

The accounting policies for each operating segment are applied consistently.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2015 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and Australian Accounting Standards adopted by the Australian Accounting Standards Board.

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

The accounting policies adopted are consistent with those of the previous financial year except as follows:

•	Cash and cash equivalents: QTC has amended the classification of cash and cash equivalents to include money market deposits. The change has resulted in a closer alignment of cash and cash equivalents under AASB 107 Statement of Cash Flows which defines cash and cash equivalents as ‘comprising cash on hand and demand deposits including short term highly liquid investments that are readily convertible to known amounts of cash’. Comparative figures within the Balance Sheet and Statement of Cash Flows have been adjusted to reflect this change.

New accounting standards: A number of new and amended accounting standards were mandatory from 1 July 2014. While these new and amended standards may have resulted in disclosure changes, there has been no change to the amounts recognised in these statements.

Standards and interpretations not yet adopted: Certain new accounting standards have been published that are not mandatory for the current reporting period. The Corporation’s assessment of the impact of material changes from these standards and interpretations are set out below.

Effective for annual periods beginning on or after 1 January 2017:

•	AASB 15 Revenue from Contracts with Customers will replace AASB 111 Construction Contracts and AASB 118 Revenue. This standard establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The introduction of this standard is not expected to change the way QTC currently recognises revenue.

Effective for annual periods beginning on or after 1 January 2018:

•	AASB 9 Financial Instruments will replace AASB 139 Financial Instruments: Recognition and measurement. The new standard specifies new classification and measurement requirements for financial assets and financial liabilities within the scope of AASB 139. The amendments require financial assets to be measured at fair value through profit or loss unless they meet the criteria for amortised cost measurement. For financial liabilities, AASB 9 has largely adopted the classification and measurement criteria currently contained in AASB 139. Under the revised standard, any change in fair value attributable to an entity’s own credit risk is to be shown in other comprehensive income, not as part of profit or loss. An exemption applies to entities which have offsetting risk profiles which allows QTC to measure both financial assets and financial liabilities at fair value through profit or loss. Therefore the new standard is not expected to change the current practice of measuring changes in fair value movements of financial instruments through profit or loss.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to have a material impact on the financial statements of the Corporation. However, the pronouncements may result in minor changes to how information is currently disclosed.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	25

Basis of measurement

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

Functional and presentation currency: These financial statements are presented in Australian dollars which is QTC’s functional currency.

Classification of assets and liabilities: The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and money market deposits.

(d)	Financial assets and financial liabilities

Recognition and derecognition

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument which is the settlement date of the transaction.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

Measurement

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market exit prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques with consideration for the effect of counterparty credit.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues.

Classification–Capital Markets Operations

Financial instruments on initial recognition are classified into the following categories:

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Onlendings

Onlendings are included in the balance sheet at market or fair value which is the redemption value.

Derivative financial instruments

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments in discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the statement of comprehensive income.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the statement of comprehensive income.

•	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

•	Deposits

Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the QTC Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Classification–Long Term Assets

Financial instruments on initial recognition are classified into the following categories:

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Financial assets at fair value through profit or loss: Financial assets at fair value through profit or loss include investments held in unit trusts.

•	Investments in unit trusts

Investments in unit trusts consist of investments held and managed by QIC and include cash, Australian equities, international equities and other diversified products (refer note 15). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at amortised cost: Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets. The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

(e)	Interest income and interest expense

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the pre-redemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily. The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.

(f)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(g)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11).

26	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

(h)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(i)	Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(j)	Cross border leases - income recognition

Income received on cross border leases is deferred and amortised over the term of the lease.

(k)	Fee income

Fee income includes:

•	Management fee income which represents income earned from the management of QTC’s onlendings and deposits recognised on an accrual basis when the service has been provided; and

•	Professional fees which are recognised to the extent that it is probable that the economic benefits will flow to QTC, regardless of when payment is expected. In determining the extent to which revenue is recognised, QTC takes into account the size and nature of the transaction and whether it is acting as principal or agent. Where QTC is assessed as acting as an agent in a transaction, having passed on all associated significant risks and rewards to the principal, QTC would offset any costs and associated recovery in the financial statements.

(l)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

(m)	Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets.

Depreciation rates for each class of asset are as follows:

Asset class	Depreciation rate
Information technology & office equipment	6 – 40%
Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

(n)	Intangible assets

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and ten years. The amount of fully depreciated software at balance date totalled $7.701 million (2014: $2.679 million).

(o)	Impairment

The carrying values of non-financial assets are reviewed at each reporting date or where there is an indication of impairment. For the purpose of impairment testing, assets are grouped by the lowest level of Cash-Generating Unit (CGU) applicable with impairment losses recorded in the statement of comprehensive income.

If an indicator of possible impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less costs of disposal or value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the CGU.

(p)	Income tax

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets segment.

(q)	Employee benefits

A liability is recognised for benefits accruing to employees in respect of salaries, annual leave, long service leave and short-term incentives based on the amount expected to be paid where there is a present or constructive obligation to pay this amount as a result of past service and the obligation is capable of being measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months such as long service leave, future pay increases are projected and then discounted using a high quality bond rate. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(r)	Rounding

Amounts have been rounded to the nearest thousand dollars except for notes 20 and 21, which are in whole dollars.

(s)	Comparative figures

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(t)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities: Financial assets and financial liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	27

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

3	INTEREST INCOME AND INTEREST EXPENSE

FOR THE YEAR ENDED 30 JUNE 2015
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000

Interest income
Cash and cash equivalents	17 224	—	—	17 224
Financial assets through profit or loss	474 102	16 376	58 032	548 510
Derivative financial assets	10 059	(76 106)	43 065	(22 982)
Onlendings*	4 203 342	887 308	—	5 090 650

Total interest income	4 704 727	827 578	101 097	5 633 402

Interest expense
Financial liabilities through profit or loss
- Short Term	135 374	47 632	—	183 006
- Long Term	3 331 528	1 728 479	(6 903)	5 053 104
Derivative financial liabilities	212 663	(110 563)	24 747	126 847
Deposits	200 980	78	—	201 058
Other expenses	29 394	—	—	29 394

Total interest expense	3 909 939	1 665 626	17 844	5 593 409

FOR THE YEAR ENDED 30 JUNE 2014
	Interest $000	Net unrealised gain/loss $000	Net realised gain/loss $000	Total interest $000

Interest income
Cash and cash equivalents	33 230	2	—	33 232
Financial assets through profit or loss	417 154	37 466	14 124	468 744
Derivative financial assets	11 841	(52 482)	76 326	35 685
Onlendings*	4 175 727	2 201 057	—	6 376 784

Total interest income	4 637 952	2 186 043	90 450	6 914 445

Interest expense
Financial liabilities through profit or loss
- Short Term	64 960	(10 409)	57	54 608
- Long Term	3 537 832	2 015 178	715 611	6 268 621
Deposits	173 093	(147)	—	172 946
Derivative financial liabilities	31 272	206 234	46 986	284 492
Other expenses	34 188	—	—	34 188

Total interest expense	3 841 345	2 210 856	762 654	6 814 855

*	The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the year ended 30 June 2015, interest rates fell, however not to the same extent as in the previous year when the fall in long term rates was greater, resulting in higher interest income in 2014.

28	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

4	ADMINISTRATION EXPENSES

	2015 $000	2014 $000
Salaries and related costs	38 790	37 352
Superannuation contributions	4 120	3 649
Contractors	5 245	2 280
Consultants’ fees	2 110	3 676
Information and registry services	2 216	2 236
Depreciation on property, plant and equipment	1 913	1 904
Amortisation on intangible assets	2 013	2 167
Information and communication technology	2 866	2 489
Property charges	3 927	3 650
External audit fees	384	414
Internal audit fees	395	486
Staff training and development	658	649
Investor and market relations program	346	450
Other administration expenses	2 350	2 693
	67 333	64 095

5	INCOME TAX EXPENSE

	2015 $000	2014 $000
Current tax	9 679	15 467
Deferred tax expense	106	(1 002)
Total income tax expense recognised in the current year	9 785	14 465
Deferred income tax included in income tax expense comprises:
Decrease/(increase) in deferred tax assets	106	(1 002)
	106	(1 002)

Numerical reconciliation between income tax expense and pre-tax accounting profit
Profit for the year	202 343	3 261 642
Less profit from non-taxable pools:
Capital markets operations	(18 471)	(86 886)
Long term assets	(151 278)	(3 127 957)
Operating profit from taxable pools	32 594	46 799
Tax at the Australian tax rate of 30% on taxable pools	9 778	14 040
Effect of non-deductible items:
Loss from non-taxable entity	—	344
Other	7	81
Income tax expense	9 785	14 465

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	29

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

6	CASH AND CASH EQUIVALENTS

	2015	2014
	$000	$000
Cash at bank	40	546
Money market deposits	2 116 602	2 674 416
	2 116 642	2 674 962

7	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	2015	2014
	$000	$000
Discount securities	5 539 737	4 738 190
Commonwealth and state securities (1)	1 181 253	1 151 874
Floating rate notes	6 065 543	4 105 618
Term deposits	4 119 685	729 476
Other investments	1 462 434	1 299 327
	18 368 652	12 024 485

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2015, $6,321.5 million (2014: $5,083.1 million) of financial assets will mature after more than 12 months.

8	DERIVATIVE FINANCIAL ASSETS AND DERIVATIVE FINANCIAL LIABILITIES

	2015	2014
	$000	$000

Derivative financial assets
Interest rate swaps	142 098	32 701
Cross currency swaps	166 545	180 966
Forward rate agreements	—	38 704
Foreign exchange contracts	1 271	172
	309 914	252 543

Derivative financial liabilities
Interest rate swaps	290 445	167 855
Cross currency swaps	136 298	112 149
Foreign exchange contracts	1 350	64 823
	428 093	344 827
Net derivatives	(118 179)	(92 284)

As at 30 June 2015, $-106.6 million (2014: -$27.9 million) of these derivatives have maturity dates exceeding 12 months.

30	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

9	ONLENDINGS

	2015	2014
	$000	$000
Government departments and agencies	44 938 644	42 933 073
Government owned corporations	20 078 008	19 053 525
Local governments	6 900 944	7 478 377
Statutory bodies	17 044 296	15 680 569
QTC related entities	148 302	157 520
Other bodies	308 525	306 341
	89 418 719	85 609 405

As at 30 June 2015, $88,813.2 million (2014 $84,531.6 million) of repayments are expected to be received after more than 12 months.

10	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	2015	2014
	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	4 879 372	2 152 166
Commercial paper	277 726	2 223 522
	5 157 098	4 375 688
Long-term
AUD Bonds	87 283 039	83 123 358
Floating rate notes	7 076 527	4 433 159
Global AUD Bonds(1)	516 741	766 982
Medium-term notes	1 147 701	1 104 502
Other	250 852	223 191
	96 274 860	89 651 192

Total interest-bearing liabilities	101 431 958	94 026 880

(1)	Consists of AUD denominated bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a) (i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

As at 30 June 2015, $81,794.9 million (2014 $78,451.9 million) of debt securities are expected to be settled after more than 12 months.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	31

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

10	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS CONTINUED

REPAYMENT
	FAIR VALUE	AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2015	$000	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	4 879 372	4 900 000	(20 628)
Commercial paper	277 726	277 909	(183)
	5 157 098	5 177 909	(20 811)
Long-term
AUD Bonds	87 283 039	77 752 097	9 530 942
Floating rate notes	7 076 527	7 055 000	21 527
Global AUD Bonds	516 741	486 682	30 059
Medium-term notes	1 147 701	1 000 288	147 413
Other	250 852	244 868	5 984
	96 274 860	86 538 935	9 735 925

Total interest-bearing liabilities	101 431 958	91 716 844	9 715 114

REPAYMENT
	FAIR VALUE	AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2014	$000	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	2 152 166	2 164 000	(11 834)
Commercial paper	2 223 522	2 224 995	(1 473)
	4 375 688	4 388 995	(13 307)
Long-term
AUD Bonds	83 123 358	74 954 343	8 169 015
Floating rate notes	4 433 159	4 422 000	11 159
Global AUD Bonds	766 982	702 972	64 010
Medium-term notes	1 104 502	1 008 477	96 025
Other	223 191	216 606	6 585
	89 651 192	81 304 398	8 346 794

Total interest-bearing liabilities	94 026 880	85 693 393	8 333 487

	2015	2014
	$000	$000

Client deposits
Local governments	2 748 353	1 801 076
Statutory bodies	2 552 307	1 729 109
Government owned corporations	1 193 117	594 740
Government departments and agencies	54 897	61 806
QTC related entities	64 325	68 817
Other depositors	185 850	201 170
	6 798 849	4 456 718
Collateral held	104 502	73 196
Repurchase agreements	821 541	948 028
	926 043	1 021 224

Total deposits	7 724 892	5 477 942

32	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

11	FINANCIAL RISK MANAGEMENT

QTC’s activities expose it to a variety of financial risks including market risk (interest rate, basis spreads, credit spreads and foreign exchange), credit risk and liquidity risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks. While QTC’s capital is not subject to regulatory oversight, QTC operates under self-imposed capital requirements based on prudential statements published by APRA and utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards and applies these principles in its day to day management of capital.

Capital requirements are calculated for credit risk, market risk and operational risk with stress testing applied. Capital requirements are then applied against QTC’s Tier 1 and Tier 2 capital held. Capital usage is calculated daily with reports presented monthly to the Board.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy. New financial instruments must be approved by the QTC Board.

Robust systems are in place for managing financial risk and compliance with financial risk policies is monitored daily. The financial risk management process, including daily measurement and monitoring of market risk, liquidity risk, credit risk and portfolio performance and limit reviews, are performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management), the Funding and Markets Committee (comprised of Board members) and the Board.

All breaches of the Financial Markets Risk Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Funding and Markets Committee meeting and the next Board meeting.

(a)	Market risk

QTC’s borrowing and investment activities, including borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans, exposes QTC to market risk.

As a consequence of market changes, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QTC’s investments on behalf of its clients are held in the QTC Cash Fund. Movement in credit spreads will impact on the value of the assets held in the Cash Fund resulting in unrealised mark-to-market accounting gains or losses. QTC generally holds these assets to maturity and therefore QTC does not pass on the mark-to-market impact of credit margin changes, either positive or negative, in the returns to Cash Fund participants.

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars:

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE
	2015 $000	2014 $000	2015 $000	2014 $000	2015 $000	2014 $000	2015 $000	2014 $000
USD	(227 909)	(1 639 017)	338 608	104 217	(110 699)	1 534 800	—	—
NZD	—	(737 554)	—	—	—	737 554	—	—
GBP	—	(253 328)	30 667	27 142	(30 667)	226 186	—	—
YEN	(159 542)	(157 320)	—	—	159 542	157 320	—	—
CHF	(153 759)	(131 251)	—	—	153 759	131 251	—	—
EUR	—	—	390 363	58 036	(390 363)	(58 036)	—	—

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	33

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

11	FINANCIAL RISK MANAGEMENT CONTINUED

(ii)	Interest rate risk

In managing interest rate risk on behalf of clients, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing client debt portfolios are passed on to the client meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR). To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve and QTC’s yield curve.

QTC uses a Board approved Value-at-Risk (VaR) framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests and PVBP (change in the present value for a one basis point movement). The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data with a holding period of 10 business days.

VaR impact

The VaR at 30 June, along with the minimum, maximum and average exposure over the financial year was as follows:

INTEREST RATE RISK VAR	2015 $M	2014 $M
As at 30 June	7.7	5.5
Average for the year	7.9	7.3
Financial year - minimum	3.6	4.0
Financial year - maximum	12.2	15.7

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease portfolio. At 30 June 2015, QTC had an exposure of approximately $0.8 million per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

(b)	Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a 0% capital risk weighting. In normal and difficult market circumstances, QTC debt is likely to be in high demand. The ability to issue debt is considered a potential source of liquidity.

QTC holds appropriate liquidity (allowing for suitable haircuts of liquid assets) to meet minimum liquidity requirements as estimated today and as forecast into the future. QTC measures the minimum liquidity requirement to comfortably meet the following four scenarios simultaneously:

•	Going Concern – progressively pre-fund term maturities 6 months from maturity

•	Market Disruption - 90 days survival horizon (severe market circumstances)

•	Name Crisis – 30 days survival horizon (extreme market circumstances)

•	Standard & Poor’s Liquidity Ratio – maintain a ratio greater than 80%.

Further to this QTC holds liquid assets to support Queensland Public Sector (QPS) deposits and the State’s Long Term Assets. QTC considers these liquid assets as potential sources of liquidity in a liquidity crisis. To ensure liquidity is accessible as required, QTC holds a minimum of 5 working days’ net cash requirements in 11AM cash to fund the net cash flows from assets and liabilities on QTC’s balance sheet (included in money market deposits as per note 6).

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium-term note facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets.

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five year time band with no interest payment assumed in this time band.

34	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

11	FINANCIAL RISK MANAGEMENT CONTINUED

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2015	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets
Cash and cash equivalents	2 116 642	—	—	—	—	2 116 642	2 116 642
Receivables	4 207	—	—	—	—	4 207	4 207
Onlendings#	1 202 322	1 187 468	2 390 928	19 015 580	80 581 033	104 377 331	89 418 719
Financial assets through profit or loss	8 308 050	3 359 911	1 836 227	6 064 168	707 755	20 276 111	18 368 652

Total	11 631 221	4 547 379	4 227 155	25 079 748	81 288 788	126 774 291	109 908 220

Financial liabilities
Payables	(16 416)	(50 678)	—	—	—	(67 094)	(67 094)
Deposits	(7 704 665)	(20 227)	—	—	—	(7 724 892)	(7 724 892)
Financial liabilities through profit or loss
- Short-term	(3 152 792)	(2 025 117)	—	—	—	(5 177 909)	(5 157 098)
- Long-term	(1 401 078)	(6 277 458)	(6 987 547)	(53 680 242)	(41 081 337)	(109 427 662)	(96 274 859)

Total liabilities	(12 274 951)	(8 373 480)	(6 987 547)	(53 680 242)	(41 081 337)	(122 397 557)	(109 223 943)

Derivatives
Interest rate swaps	(23 995)	(2 553)	(35 278)	(122 903)	12 629	(172 100)	(148 347)
Cross currency swaps	(273 321)	(42 709)	11 984	348 035	(282 906)	(238 917)	30 247
Foreign exchange contracts	584	(1 493)	—	—	—	(909)	(79)
Net derivatives	(296 732)	(46 755)	(23 294)	225 132	(270 277)	(411 926)	(118 179)
Net assets/(liabilities)	(940 462)	(3 872 856)	(2 783 686)	(28 375 362)	39 937 174	3 964 808	566 097
Cumulative	(940 462)	(4 813 318)	(7 597 004)	(35 972 366)	3 964 808

#	A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	35

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

11	FINANCIAL RISK MANAGEMENT CONTINUED

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2014	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets
Cash and cash equivalents	2 674 962	—	—	—	—	2 674 962	2 674 962
Receivables	4 384	—	—	—	—	4 384	4 384
Onlendings	1 360 947	1 338 062	2 692 737	19 566 983	78 295 529	103 254 258	85 609 405
Financial assets through profit or loss	5 521 286	844 820	740 228	4 723 722	798 603	12 628 659	12 024 485

Total	9 561 579	2 182 882	3 432 965	24 290 705	79 094 132	118 562 263	100 313 236

Financial liabilities
Payables	(132 700)	(15 467)	—	—	—	(148 167)	(148 167)
Deposits	(5 461 658)	(20 273)	—	—	—	(5 481 931)	(5 477 942)
Financial liabilities through profit or loss
- Short-term	(3 439 640)	(950 001)	—	—	—	(4 389 641)	(4 375 688)
- Long-term	(1 343 257)	(3 627 813)	(2 058 532)	(52 887 637)	(45 828 330)	(105 745 569)	(89 651 192)

Total	(10 377 255)	(4 613 554)	(2 058 532)	(52 887 637)	(45 828 330)	(115 765 308)	(99 652 989)

Derivatives
Interest rate swaps	(9 735)	489	(19 570)	(91 777)	(19 966)	(140 559)	(135 154)
Cross currency swaps	(473 915)	(4 268)	(45 713)	693 579	(329 898)	(160 215)	68 817
Forward rate agreements	(280 000)	(314 276)	(72 365)	747 750	—	81 109	38 704
Foreign exchange contracts	(69 139)	—	—	—	—	(69 139)	(64 651)
Net derivatives	(832 789)	(318 055)	(137 648)	1 349 552	(349 864)	(288 804)	(92 284)
Net assets/(liabilities)	(1 648 465)	(2 748 727)	1 236 785	(27 247 380)	32 915 938	2 508 151	567 963
Cumulative	(1 648 465)	(4 397 192)	(3 160 407)	(30 407 787)	2 508 151

(c)	Credit risk

(i)	Financial markets counterparties

Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s credit policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations.

Credit exposure is QTC’s estimate of the potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure for non-derivative investments is calculated based on the market value of the exposure together with the VaR while exposure to derivative contracts is based only on VaR. QTC utilises collateral arrangements to limit its derivatives’ credit exposure (refer (iv) master netting arrangements).

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING(1) 30 JUNE 2015	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000
Cash & equivalents	—	—	—	2 116 642	—	—	—	2 116 642
Financial assets(3)	2 729 485	579 141	60 538	13 718 639	570 929	102 201	456 017	18 216 950
Derivatives	—	—	—	469 106	—	42 865	—	511 971
Other	—	—	—	9 190	852 968	—	—	862 158
	2 729 485	579 141	60 538	16 313 577	1 423 897	145 066	456 017	21 707 721
	12%	3%	—	75%	7%	1%	2%	100%

BY CREDIT RATING (1) 30 JUNE 2014
Cash & equivalents	—	—	—	2 574 757	—	100 205	—	2 674 962
Financial assets(3)	2 680 978	593 640	23 547	7 551 292	495 791	174 430	314 363	11 834 041
Derivatives	—	—	—	276 246	—	8 118	8 603	292 967
Other	—	—	—	19 909	697 059	—	—	716 968
	2 680 978	593 640	23 547	10 422 204	1 192 850	282 753	322 966	15 518 938
	17%	4%	—	67%	8%	2%	2%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency
(2)	Includes long term ratings of A-, or a short term rating of A-1+ & A-2
(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits

36	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

11	FINANCIAL RISK MANAGEMENT CONTINUED

(c)	Credit risk continued

(i)	Financial markets counterparties continued

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit risk analysis team performing its own credit assessment of QTC’s capital markets counterparties. The country of domicile, the counterparty’s credit metrics, size of its funding programs, asset composition and quality of the underlying security are key considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. This is difficult to avoid given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better (90 per cent of exposures are AA- or better) and to invest in highly liquid securities.

(ii)	Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, cooperative housing societies and primary producer cooperatives, are Queensland Government sector entities with approximately 75 per cent of these onlendings having an explicit State Government guarantee. As a consequence, these exposures are not included in QTC’s total credit exposure.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are guaranteed by the State Government, and in the case of certain borrowings, by the Commonwealth. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to market fluctuations and changes in market conditions.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and has therefore presented all derivative financial instruments on a gross basis in the statement of financial position. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	AMOUNTS SUBJECT TO MASTER NETTING ARRANGEMENTS $000	FINANCIAL INSTRUMENTS COLLATERAL $000	NET AMOUNT $000

2015
Derivative assets:
- subject to master netting arrangements	309 914	(151 521)	—	158 393
Collateral held – cash & other	—	—	(158 393)	(158 393)
	309 914	(151 521)	(158 393)	—
Derivative liabilities:
- subject to master netting arrangements	(428 093)	151 521	—	(276 572)
Collateral given	—	—	266 036	266 036
	(428 093)	151 521	266 036	(10 536)
Net exposure	(118 179)	—	107 643	(10 536)

2014
Derivative assets:
- subject to master netting arrangements	213 839	(72 490)	—	141 349
- not subject to master netting arrangements	38 704	—	—	38 704
Collateral held – cash & other	—	—	(141 349)	(141 349)
	252 543	(72 490)	(141 349)	38 704
Derivative liabilities:
- subject to master netting arrangements	(344 827)	72 490	—	(272 337)
Collateral given	—	—	239 248	239 248
	(344 827)	72 490	239 248	(33 089)
Net exposure	(92 284)	—	97 899	5 615

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	37

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

12	FAIR VALUE HIERARCHY

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark Bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium term notes, floating rate notes, QTC Capital Index Bonds, QTC 2033 Bonds and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX and basis curves.

QTC applies mid-market pricing as a practical and consistent expedient for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. There were no transfers between Level 1 and Level 2 during the year ended 30 June 2015.

AS AT 30 JUNE 2015	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	2 116 642	—	2 116 642
Financial assets through profit or loss	13 240 840	5 127 812	18 368 652
Onlendings	—	89 418 719	89 418 719
Derivative financial assets	—	309 914	309 914

Total financial assets	15 357 482	94 856 445	110 213 927

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	5 157 098	5 157 098
- Long term	92 701 853	3 573 006	96 274 859
Deposits	—	7 724 892	7 724 892
Derivative financial liabilities	—	428 093	428 093

Total financial liabilities	92 701 853	16 883 089	109 584 942

AS AT 30 JUNE 2014

Financial assets
Cash and cash equivalents	2 674 962	—	2 674 962
Financial assets through profit or loss	10 294 792	1 729 693	12 024 485
Onlendings	—	85 609 405	85 609 405
Derivative financial assets	—	252 543	252 543

Total financial assets	12 969 754	87 591 641	100 561 395

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	4 375 688	4 375 688
- Long term	81 986 550	7 664 642	89 651 192
Deposits	—	5 477 942	5 477 942
Derivative financial liabilities	—	344 827	344 827

Total financial liabilities	81 986 550	17 863 099	99 849 649

38	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

13	PROPERTY, PLANT AND EQUIPMENT

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY (1) $000	TOTAL $000

Year ended 30 June 2015
Cost at balance date	10 322	354 798	365 120
Accumulated depreciation and impairment	(6 404)	(177 910)	(184 314)
Net carrying amount	3 918	176 888	180 806
Movement
Net carrying amount at 1 July 2014	5 406	222 152	227 558
Additions	442	—	442
Disposals	(17)	—	(17)
Impairment expense	—	(12 533)	(12 533)
Depreciation expense	(1 913)	(32 731)	(34 644)
Net carrying amount at 30 June 2015	3 918	176 888	180 806

Year ended 30 June 2014
Cost at balance date	10 046	354 798	364 844
Accumulated depreciation	(4 640)	(132 646)	(137 286)
Net carrying amount	5 406	222 152	227 558
Movement
Net carrying amount at 1 July 2013	6 891	258 634	265 525
Additions	419	245	664
Disposals	—	(3 435)	(3 435)
Depreciation expense	(1 904)	(33 292)	(35 196)
Net carrying amount at 30 June 2014	5 406	222 152	227 558

(1)	Plant and machinery consists mainly of buses and ferries which QTC leases to public sector entities under a whole of government operating lease facility. The leases are non-cancellable and have remaining terms of between 1 and 10 years. During the year the residual values on plant and machinery were revised resulting in an impairment loss of $12.5 million being recognised in the statement of comprehensive income.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	39

Notes to the Financial Statements Capital Markets Operations

For the year ended 30 June 2015

14	NOTES TO THE STATEMENT OF CASH FLOWS

Reconciliation of profit after tax to net cash provided by operating activities

DESCRIPTION	2015 $000	2014 $000
Profit for the year	41 280	119 220

Non-cash flows in operating surplus
Interest-bearing liabilities - net unrealised loss	1 564 506	2 123 944
Interest-bearing liabilities - net unrealised exchange loss	115 955	87 063
Deposits - net unrealised loss/(gain)	77	(147)
Onlendings net unrealised gain	(887 308)	(2 201 057)
Financial assets at fair value through profit or loss - net unrealised loss	67 442	17 880
Financial assets at fair value through profit or loss - net unrealised exchange gain	(7 711)	(2 865)
Depreciation and amortisation	36 657	37 364
Impairment on property, plant and equipment	12 533	—
Net gain on sale of property, plant and equipment	(11)	(1 159)
Doubtful debts - cooperative housing societies	27	—
Net loss from investment accounted for using the equity method	—	1 146

Changes in assets and liabilities
(Increase)/decrease in financial assets at fair value through profit or loss - net accrued interest	(14 992)	26 254
(Increase)/decrease in financial assets at fair value through profit or loss - net discount/premium	(57 233)	227 806
Decrease/(increase) in deferred tax asset	105	(1 002)
(Increase)/decrease in onlendings - net accrued interest	(3 261)	5 512
Decrease in receivables	4 554	1 678
Increase in interest-bearing liabilities - net accrued interest	74 428	64 173
Increase/(decrease) in interest-bearing liabilities - net discount/premium	(403 904)	(51 571)
(Increase)/decrease in deposits - net accrued interest	(391)	236
Decrease in payables and other liabilities	(55 054)	(39 574)
Net cash provided by operating activities	487 699	414 901

40	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Long Term Assets

For the year ended 30 June 2015

15	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	2015 $000	2014 $000
Investments in unit trusts and other holdings - QIC:

Movement during the year:
Opening balance	33 431 249	29 767 721
Net withdrawals	(1 260 105)	(1 722 797)
Net change in fair value of unit trusts	2 484 580	5 386 325
Closing balance	34 655 724	33 431 249

Comprised of the following asset classes:

Defensive assets
Cash	6 276 207	4 991 320
Fixed interest	7 624 976	5 296 539

Growth assets
Equities	4 733 483	4 967 124
Diversified alternatives	8 094 333	6 134 448
Unlisted assets
Infrastructure	2 790 404	8 199 928
Private equities	2 874 846	1 903 027
Real estate	2 261 475	1 938 863
	34 655 724	33 431 249

16	FINANCIAL RISK MANAGEMENT

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk due to changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QIC provides assistance to the LTAAB in discharging its responsibilities. QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy. In addition, independent oversight of the investment advice and services provided by QIC, including periodic strategic reviews of QIC’s activities and performance, is provided by an external consultant.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The revised asset classes feature reduced weights to listed equities, offset by increased weights to alternatives, global fixed interest and cash. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5 per cent to 7.1 per cent on 1 July 2013 (reducing to 7.0 per cent effective 1 July 2015).

(a)	Market risk

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 15). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	41

Notes to the Financial Statements Long Term Assets

For the year ended 30 June 2015

16	FINANCIAL RISK MANAGEMENT CONTINUED

(a)	Market risk continued

Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates for both Australia and the United Kingdom. The foreign currency exposure of QTC’s total investment portfolio is 100% hedged. For this reason sensitivity to foreign exchange rate movements has not been calculated at the asset class level.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in profit and equity on applicable investments held at 30 June is as follows:

	2015 CHANGE		2015 PROFIT/EQUITY		2014 CHANGE		2014 PROFIT/EQUITY
	Low	High	Decrease	Increase	Low	High	Decrease	Increase
Cash and fixed interest(1)	-2%	2%	(293 856)	293 936	-3%	3%	(275 384)	275 432
Equities	-10%	10%	(473 621)	473 621	-10%	10%	(496 795)	496 795
Diversified alternatives(2)	-9%	9%	(720 976)	720 976	-10%	10%	(599 625)	599 625
Infrastructure	-10%	10%	(280 718)	280 718	-10%	10%	(821 357)	821 357
Private equities	-10%	10%	(287 557)	287 557	-10%	10%	(190 334)	190 334
Real estate	-6%	7%	(143 057)	156 777	-6%	6%	(120 235)	125 032
			(2 199 785)	2 213 585			(2 503 730)	2 508 575

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate notes and distributions and fees on the Long Term Assets are capitalised.

17	FAIR VALUE HIERARCHY

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the hard close unit price at measurement date (classified as Level 2 - Observable inputs). As at 30 June 2015, investments in unit trusts are valued at $34,656 million (2014: $33,431 million).

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as Level 3 – Unobservable inputs.

42	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Other information

For the year ended 30 June 2015

18	CONTINGENT LIABILITIES

The following contingent liabilities existed at balance date:

•	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•	QTC has provided guarantees relating to the trading activities of Ergon Energy, a Queensland Government owned corporation, to the value of $100 million (2014 $102 million) which are supported by a counter indemnity.

•	QTC has provided guarantees to the value of $362 million (2014 $345 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	QTC can lend stock to support the liquidity of QTC bonds in the financial markets. At 30 June 2015 and 30 June 2014, no QTC inscribed stock was lent to other financial institutions.

19	RELATED PARTY TRANSACTIONS

A related party is one that controls, or is controlled by, or under common control with the entity.

(a)	Ultimate controlling entity

The immediate controlling entity and ultimate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 20.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 22.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include loans issued to public sector entities (refer note 9), the investment of cash surpluses (refer note 10), advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements. The nature and amount of any individually significant transactions with principal related parties are disclosed below.

QTC has incurred costs on behalf of the State for the performance of due diligence services for which QTC has been reimbursed. These services are in the form of an agency arrangement for which QTC does not bear any significant risks or benefits and as such costs have been offset in the financial statements. The amount of these costs offset during the financial year totalled $43.6 million.

QTC has interests in other government related entities through various shareholdings. These entities hold deposits (refer note 10) and loans (refer note 9) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions.

20	KEY MANAGEMENT PERSONNEL

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and certain members of the Executive Management Team.

(a)	QTC’s Boards

QTC has designated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Executive management

Executive management are those members of the Executive Management Team who set the strategic direction and control of the major activities of the organisation.

(c)	Remuneration principles

Directors – Capital Markets Board

The process for reviewing Board remuneration requires any increase in the Board’s remuneration to be approved by the Treasurer and endorsed by Cabinet. Remuneration was last increased effective 1 July 2012.

Directors – Long Term Asset Advisory Board

No remuneration is payable to the directors of the Long Term Asset Advisory Board.

Executives and employees

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988.

As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets.

QTC aims to ensure that its remuneration principles enable it to:

•	Attract and retain quality employees by offering a total remuneration package commensurate with and competitive against the market and ensuring consistency, transparency and equity in remuneration outcomes

•	Drive superior organisational performance, by embedding a high-performance culture and aligning reward with QTC’s business and client outcomes

•	Maintain rigor in its pay outcomes appropriate to the (financial institutions) market and the environment in which QTC operates, and

•	Drive employee engagement, through transparency and consistency of outcomes.

The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters.

QTC receives annual industry benchmarking data from the Financial Industry Remuneration Group (FIRG) database, which is mapped to relevant organisations within the FIRG membership. Analysis and advice is obtained from external consultants to ensure that we continue to align QTC roles to the market. External validation of QTC’s remuneration framework is undertaken as part of the Audit process within the wider Governance arrangements.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant sub-set of the FIRG database, and role scope, experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance.

This opportunity is designed to differentiate and reward outstanding organisational, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position and approved at Board level each year. For the 2014–15 year, STI payments were made to eligible staff in July.

Variable remuneration - executive management

For the 2014–15 year, where executive management has performed strongly against corporate and individual KPIs, they will be eligible to receive a ‘target’ STI payment of 40%-45% of their total fixed remuneration. The actual outcome will vary dependent on performance and for executive management is 75% based on corporate performance, and 25% based on individual performance.

This acknowledges the strategic focus of these roles (with STI payments reflecting progress against the QTC Strategic Plan 2014-18) and recognises and rewards collaborative behaviour. For exceptional performance, the maximum potential STI payment is 60%-67% of their total fixed remuneration. The maximum percentage determined for 2014–15 was 50%.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	43

Notes to the Financial Statements Other information

For the year ended 30 June 2015

20	KEY MANAGEMENT PERSONNEL CONTINUED

(d)	Remuneration by category

	2015	2014
	$	$

Capital markets operations

Directors
Short-term employment benefits(1)	299 806	377 703
Post-employment benefits(4)	17 405	17 690

Total	317 211	395 393

Executive management
Short-term employment benefits(2)	2 540 825	2 350 422
Long-term employment benefits(3)	48 707	62 471
Post-employment benefits(4)	85 531	79 273

Total	2 675 063	2 492 166

(1)	Directors’ short-term benefits include board member and committee fees, and in relation to the Chairman, also includes the provision of a car park.
(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits.
(3)	Long-term employment benefits relates to long-service leave.
(4)	Post-employment benefits include superannuation contributions made by the Corporation.

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL
	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$
Gerard Bradley - Chairman	122 133	122 145	10 529	10 303	132 662	132 448
Warwick Agnew(1)	—	—	—	—	—	—
Alex Beavers(2)	15 305	41 425	—	—	15 305	41 425
Stephen Bizzell	47 753	44 273	—	—	47 753	44 273
Gillian Brown(3)	6 702	40 209	637	3 719	7 339	43 928
Tonianne Dwyer	40 209	39 657	3 820	3 668	44 029	43 325
Neville Ide(4)	—	46 950	—	—	—	46 950
Bill Shields	42 238	43 044	—	—	42 238	43 044
Jim Stening(5)	25 466	—	2 419	—	27 885	—

Total	299 806	377 703	17 405	17 690	317 211	395 393

(1)	Appointed 13 November 2014 – From the date of appointment, no remuneration is payable to the Queensland Treasury representative
(2)	Resigned 13 November 2014
(3)	Resigned 20 August 2014
(4)	Resigned 30 June 2014
(5)	Appointed 13 November 2014

44	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements Other information

For the year ended 30 June 2015

20	KEY MANAGEMENT PERSONNEL CONTINUED

(d)	Remuneration by category CONTINUED

(ii)	Executive management

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2015	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	613 094	317 000	29 152	18 700	16 056	994 002
Executive General Manager, Funding & Markets	439 782	201 294	9 003	18 717	13 506	682 302
Chief Operating Officer	309 445	148 761	13 429	29 397	11 055	512 087
Executive General Manager, Client Services	298 985	147 451	13 429	18 717	8 090	486 672

30 JUNE 2014
Chief Executive	594 041	249 840	22 740	17 714	17 006	901 341
Executive General Manager, Funding & Markets	427 537	169 600	8 519	17 714	14 968	638 338
Chief Operating Officer	294 918	134 000	12 774	26 131	21 011	488 834
Executive General Manager, Client Services	285 879	137 800	12 774	17 714	9 486	463 653

(e)	Other transactions

There were no loans to/from key management personnel during the financial year.

21	AUDITOR’S REMUNERATION

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2015 $	2014 $

Audit services
Audit and review of QTC financial statements	360 000	375 000

22	INVESTMENTS IN COMPANIES

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES
Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments held on behalf of the State of Queensland
Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks
DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which is leased under a long term lease arrangement
Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement
Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement
Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement
City North Infrastructure Pty Ltd	Project managed the procurement of the Airport Link, Northern Busway and Airport Round-about Upgrade projects

The principal activity of QTC’s main investment company, Queensland Treasury Holdings Pty Ltd (QTH), is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State. QTH holds a 100 per cent beneficial interest in the companies listed above. Queensland Treasury holds a 60 per cent beneficial interest in QTH. The remaining 40 per cent is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC. QTC does not apply the equity method to its investment in QTH as it does not have power over the entity, exposure or rights to variable returns or power to affect those returns.

23	DIVIDENDS

QTC pays dividends to the Queensland Government from time to time. A dividend of $41.0 million was provided for during the year (2014 $120.0 million).

24	EVENTS SUBSEQUENT TO BALANCE DATE

There are no matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	45

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2015, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

13 August 2015

46	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Independent Auditor’s report

To the Capital Markets Board of Queensland Treasury Corporation

REPORT ON THE FINANCIAL REPORT

I have audited the accompanying financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 30 June 2015, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information, and certificates given by the Chairman and Chief Executive.

THE BOARD’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The Capital Markets Board (the Board), as delegated by the Corporation Sole, is responsible for the preparation of the financial report that gives a true and fair view in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, including compliance with Australian Accounting Standards. The Board’s responsibility also includes such internal control as the Board determines is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In Note 2(a), the Board also states, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	47

OPINION

In accordance with s.40 of the Auditor-General Act 2009 –

(a) I have received all the information and explanations which I have required; and

(b) in my opinion –

(i)	the prescribed requirements in relation to the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report presents a true and fair view, in accordance with the prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2014 to 30 June 2015 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

OTHER MATTERS – ELECTRONIC PRESENTATION OF THE AUDITED FINANCIAL REPORT

Those viewing an electronic presentation of these financial statements should note that audit does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the audited financial statements to confirm the accuracy of this electronically presented information.

A M GREAVES FCA FCPA
Auditor-General of Queensland	Queensland Audit Office Brisbane

48	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Management report

for the year ended 30 June 2015

REVIEW OF OPERATIONS

QTC made an operating profit after tax for the year ended 30 June 2015 of AUD 192.558 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2014 to 30 June 2015, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2015 for the Capital Markets Operations segment was AUD 41.280 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The operating profit after tax for the Long Term Assets segment was AUD 151.278 million with all major asset classes of the portfolio delivering positive outcomes for the year.

PRINCIPAL RISKS AND UNCERTAINTIES

During the financial year, financial market conditions were more volatile relative to the prior year due to geo-political risks in the Middle-East, Russia and Ukraine. The collapse of negotiations between Greece and its creditors as well as the uncertainty over the anticipated tightening cycle by US monetary policymakers and the volatility in China’s equity markets provide uncertainties leading into 2015–16. A sustained market reaction to any of these issues would make QTC’s funding task more difficult compared to the past. However QTC has established a long track record of attracting investors and raising funds in a cost effective manner across a variety of market conditions and as such, the volatile market conditions are not expected to materially impact on QTC’s performance or its ability to fund the State’s borrowing requirement in 2015–16.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	49

Appendices

50	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Appendix A – Loans to clients

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2014 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000

BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	8 643	1 958
Department of Education and Training	62 569	57 696
Department of National Parks Sport and Racing	204	92
Department of Premier and Cabinet –Arts Queensland	6 370	3 355
Department of State Development	90 290	78 933
Department of the Premier and Cabinet	11 759	—
Department of Transport and Main Roads – Main Roads	936 367	852 036
Department of Transport and Main Roads – Queensland Transport	105 208	105 281
Public Safety Business Agency	—	10 122
Public Works – Department of Housing and Public Works	16 939	15 364
QFleet	129 362	137 934
Queensland Health	82 830	70 854
Queensland Treasury	41 482 531	43 605 019

Total	42 933 073	44 938 644

GOVERNMENT OWNED CORPORATIONS
CS Energy Ltd	925 178	938 681
ENERGEX Limited	6 706 288	7 006 356
Ergon Energy Corporation Limited	5 396 157	5 506 523
Gladstone Ports Corporation	507 053	508 777
North Queensland Bulk Ports Corporation Limited	69 622	69 551
Port of Townsville Limited	89 088	87 749
Powerlink	4 422 729	4 761 669
Stanwell Corporation Limited	639 161	902 689
SunWater Limited	298 249	296 014

Total	19 053 525	20 078 008

LOCAL GOVERNMENTS
Aurukun Shire Council	—	744
Balonne Shire Council	4 196	4 004
Banana Shire Council	13 127	12 989
Barcaldine Regional Council	3 034	3 813
Barcoo Shire Council	103	77
Blackall Tambo Regional Council	2 420	2 016
Boulia Shire Council	—	1 308
Brisbane City Council	2 917 889	2 403 979
Bulloo Shire Council	5 572	5 024
Bundaberg Regional Council	59 268	76 442
Burdekin Shire Council	8 110	8 669
Cairns Regional Council	98 405	97 034
Carpentaria Shire Council	5 211	11 068
Cassowary Coast Regional Council	25 850	24 985
Central Highlands Regional Council	59 659	75 571
Charters Towers Regional Council	86	—
Cloncurry Shire Council	15 405	13 135
Cook Shire Council	5 038	6 107

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	51

Appendix A – Loans to clients continued

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2014 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000

LOCAL GOVERNMENTS CONTINUED
Diamantina Shire Council	1 156	1 228
Douglas Shire Council	2 617	2 545
Etheridge Shire Council	1 402	858
Flinders Shire Council	1 004	1 645
Fraser Coast Regional Council	122 701	169 962
Gladstone Regional Council	190 813	185 709
Gold Coast City Council	882 090	877 992
Goondiwindi Regional Council	—	2 006
Gympie Regional Council	28 212	27 561
Ipswich City Council	456 713	277 499
Isaac Regional Council	42 502	42 052
Kowanyama Aboriginal Council	2 019	2 167
Livingstone Shire Council	84 695	79 930
Local Government Association of Queensland	7 246	10 312
Lockyer Valley Regional Council	36 070	37 576
Logan City Council	247 183	284 883
Longreach Regional Council	9 034	9 607
Mackay Regional Council	262 600	223 970
Maranoa Regional Council	23 476	17 926
Mareeba Shire Council	6 523	2 368
McKinlay Shire Council	575	386
Moreton Bay Regional Council	446 535	454 240
Mount Isa City Council	33 869	33 374
Murweh Shire Council	4 040	3 521
Noosa Shire Council	48 056	44 938
North Burnett Regional Council	3 843	3 442
Northern Peninsula Area Regional Council	2 405	2 466
Paroo Shire Council	6 075	2 495
Redland City Council	66 724	62 728
Richmond Shire Council	439	—
Rockhampton Regional Council	171 244	171 517
Scenic Rim Regional Council	15 556	19 285
South Burnett Regional Council	38 076	47 030
Southern Downs Regional Council	35 149	33 879
Sunshine Coast Regional Council	249 224	297 022
Tablelands Regional Council	6 375	7 826
Toowoomba Regional Council	172 533	185 047
Torres Shire Council	1 580	1 316
Torres Strait Island Regional Council	476	432
Townsville City Council	388 311	389 222
Western Downs Regional Council	74 854	63 270
Whitsunday Regional Council	77 635	69 489
Winton Shire Council	3 373	3 262

Total	7 478 377	6 900 944

52	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Appendix A – Loans to clients continued

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2014 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000

STATUTORY BODIES

Grammar schools
Brisbane Girls’ Grammar School	31 724	29 775
Brisbane Grammar School	11 196	9 606
Ipswich Girls Grammar School	22 661	22 339
Ipswich Grammar School	1 216	—
Rockhampton Girls Grammar School	4 279	4 120
Rockhampton Grammar School	20 344	19 874
Toowoomba Grammar School	7 652	13 060
Townsville Grammar School	15 436	14 755

Queensland Water Entities
Queensland Urban Utilities	599 418	1 578 888
Seqwater	10 530 999	10 863 074
Unitywater	412 397	418 143

Universities
Griffith University	36 451	95 612
James Cook University	82 958	80 156
Queensland University of Technology	80 689	81 264
Sunshine Coast University	14 171	12 547
University of Southern Queensland	12 181	10 805

Water Boards
Fernlee Water Authority	946	925
Gladstone Area Water Board	240 074	229 846
Glamorgan Vale Water Board	—	146
Grevillea Water Pty Ltd	159	154
Kelsey Creek Water Board	225	—
Mount Isa Water Board	4 880	4 218
Pioneer Valley Water Board	611	339

Water Supply Boards
Bollon South Water Authority	482	406
Bollon West Water Authority	1 362	1 249
Ingie Water Authority	305	268

Other Statutory Bodies
Economic Development Queensland	57 616	46 592
Queensland Rail Limited	3 351 674	3 385 746
Queensland Rural Adjustments Authority	3 555	2 394
South Bank Corporation	13 673	—
Stadiums Queensland	121 233	117 995

Total	15 680 569	17 044 296

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	53

Appendix A – Loans to clients continued

LOANS TO CLIENTS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2014 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2015 $000

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	157 520	148 302

Total	157 520	148 302

OTHER BODIES
Aspire Schools Financing Services	229 229	232 637
Aviation Australia Pty Ltd	1 895	1 681
Cooperative Housing Societies	1 027	1 218
Royal National Agricultural Industry Association of Queensland	71 028	70 455
State Schools	2 548	2 124
Suncorp Metway Facility	856	680

Total	306 582	308 794

GRAND TOTAL	85 609 647	89 418 988

54	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Appendix B – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (qld.gov.au/data) in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

INFORMATION SYSTEMS AND RECORD KEEPING

During the year, QTC continued its compliance with the provisions of the Public Records Act 2002, and its implementation of the Information Standard 40: Recordkeeping and Information Standard 31: Retention and Disposal of Public Records.

QTC has continued its work with State Archives on the development of a QTC-specific Local Retention and Disposal Schedule, and provides training to staff in the appropriate management of public records in all formats, including email.

During the year, QTC implemented a new electronic document management system for improved information management and storage cost reduction.

PUBLIC SECTOR ETHICS ACT

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994, as well as the Code of Ethics and Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. Copies of these codes can be inspected by contacting QTC’s Human Resources Group (see Appendix E for contact details). Appropriate education and training about the code of conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

•	acts ethically with regard to its Code of Conduct and within appropriate law, policy and convention, and

•	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

•	observing high standards of integrity and fair-dealing in the conduct of its business, and

•	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

REMUNERATION: BOARD AND COMMITTEE

For the year ending 30 June 2015, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee
Chairperson	$100,527	Chairperson	$6,658
Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Market Board was $305,909 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $36,623.

No payments in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members) were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2015.

RELATED ENTITIES

The related entities in Note 22 (except City North Infrastructure Pty Ltd) are consolidated into Queensland Treasury’s financial report.

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	55

Appendix C – Glossary

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1-15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01%).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal of the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned corporation.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

56	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Appendix D – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE
LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 8	Page 1

ACCESSIBILITY	Table of contents	ARRs – section 10.1	Inside front cover
	Glossary		Appendix C
	Public availability	ARRs – section 10.2	Appendix E
	Interpreter service statement	Queensland Government Language Services Policy	Appendix E
ARRs – section 10.3
	Copyright notice	Copyright Act 1968	Back cover
ARRs – section 10.4

GENERAL	Introductory Information	ARRs – section 11.1	Page 2
INFORMATION	Agency role and main functions	ARRs – section 11.2	Page 2-3, back cover
	Operating environment	ARRs – section 11.3	Pages 3-13, 15

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 12.1	Pages 6-13
	Agency objectives and	ARRs – section 12.3	Pages 4-13
performance indicators

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 13.1	Pages 4-5, Notes to Financial Statements: Pages 24-45

GOVERNANCE –	Organisational structure	ARRs – section 14.1	Pages 14-18
MANAGEMENT	Executive management	ARRs – section 14.2	Page 5, 18
AND STRUCTURE	Public Sector Ethics Act 1994	Public Sector Ethics Act 1994	Appendix B
ARRs – section 14.4

GOVERNANCE –	Risk management	ARRs – section 15.1	Page 12
RISK MANAGEMENT	Audit committee	ARRs – section 15.3	Pages 14-15
AND ACCOUNTABILITY	Internal audit	ARRs – section 15.4	Page 18
	Information systems and recordkeeping	ARRs – section 15.5	Appendix B

GOVERNANCE – HUMAN RESOURCES	Workforce planning and performance	ARRs – section 16.1	Pages 12-13

OPEN DATA	Consultancies	ARRs – section 17	Appendix B
ARRs – section 34.1
	Overseas travel	ARRs – section 17	Appendix B
ARRs – section 34.2
	Queensland Language Services Policy	ARRs – section 17 ARRs – section 34.3	Appendix B
	Government bodies	ARRs – section 17	Appendix B
ARRs – section 34.4

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 42, 43 and 50	Page 45
ARRs – section 18.1
	Independent Auditor’s Report	FAA – section 62	Pages 46-47
FPMS – section 50
ARRs – section 18.2
	Remuneration disclosures	Financial Reporting Requirements for Queensland Government Agencies	Financial Statements Note 20
ARRs – section 18.3

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2009; ARRs: Annual report requirements for Queensland Government agencies

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	57

Appendix E – Contacts

QUEENSLAND TREASURY CORPORATION

Level 6, 123 Albert Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122

Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/ qtc/public/annual-reports. If you would like a copy of a report posted to you, please call QTC’s Corporate Affairs office on +61 7 3842 4761.

If you would like to comment on a report, please complete the online enquiry form located on our website.

TELEPHONE
Reception	+61 7 3842 4600
Executive Office	+61 7 3842 4611
Business Services	+61 7 3842 4872
Client Services	+61 7 3842 4901
Corporate Services	+61 7 3842 4833
Funding & Markets	+61 7 3842 4647
Strategic Alignment & Implementation	+61 7 3842 4736
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s Corporate Affairs office on +61 7 3842 4761 and we will arrange for an interpreter to assist you.

58	ANNUAL REPORT 2014-15	QUEENSLAND TREASURY CORPORATION

Appendix E – Contacts continued

DEALER PANELS AS AT 30 JUNE 2015

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP	Telephone
Australia and New Zealand Banking Group Ltd
Domestic (Australia)	+61 2 8037 0220
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
BNP Paribas
Domestic (Australia)	+61 2 9025 5011
Global (London)	+44 207 595 8231
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6077
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
JP Morgan
Domestic (Australia)	+61 2 9003 7988
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura International Plc
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
RBC Capital Markets
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
UBS Investment Bank[2]
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	Telephone
QTC Treasury Note Facility Dealer Panel
Australia and New Zealand	+61 2 8037 0360
Banking Group Ltd
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2288
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+1 646 855 9561
Citigroup Global Markets Inc (New York)	+1 212 723 6252
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (London)	+44 207 773 7863
Citigroup International Plc (Hong Kong)[3]	+852 2501 2974
National Australia Bank Limited	+852 2526 5892
(Hong Kong and London)
UBS Ltd (London)	+44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]
Includes all Domestic and Global AUD Bond
Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand	+1 212 801 9160
Banking Group Limited
Bank of America Merrill Lynch	+1 646 855 8032
BNP Paribas	+1 212 471 8240
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Capital Markets Europe Limited	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
JP Morgan	+1 212 834 4533
National Australia Bank (New York)	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 8343
UBS Investment Bank	+1 203 719 1830

[1]	Lead Manager – United States
[2]	Lead Manager – Europe
[3]	Lead Arranger
[4]	Lead Arranger – UBS Ltd (London)

QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2014-15	59

Appendix E – Contacts continued

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	1 800 735 7777 Option #5	+1 615 866 3887	dwac.processing@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

INFORMATION FOR INSTITUTIONAL INVESTORS

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also hosts an analysts’ centre with information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and polices

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates in English, Japanese, as well as Modern Chinese and Traditional Chinese.

Website: qtc.qld.gov.au/qtc/public/web/investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Analysts’ centre: qtc.qld.gov.au/qtc/public/web/investors/ analystcentre

Bloomberg ticker: qtc

Level 6 123 Albert Street Brisbane GPO Box 1096 Brisbane Queensland Australia 4001 Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122 www.qtc.com.au

© Queensland Treasury Corporation 2015